Exhibit 4.17

Agreement to Grant Options

That was written and signed on the 5th day of the month of April 2016

By and between

L & S. Light and Strong Ltd.

Co. no. 514030741

Ha- Adom St. Industrial Zone Kanot, P.O. Box 7042

Gedera 707000

(hereinafter: the “Company”)

Of the first part;

And

Yair Ramati, identity Certificate no. 05225232-7

Of Kochav Yair, P.O. Box 482

(hereinafter: the “Offeree”)

Of the second part;

Whereas	the Company wishes to grant the Offeree options to purchase shares in the Company, according to section 102 of the Income Tax Ordinance (hereinafter: the “Ordinance”), under the “capital gains” route.

And whereas	the Offeree wishes to receive options to purchase shares of the Company, according to section 102 of the Ordinance under the “capital gains” route.

Therefore it was agreed, declared and stipulated between the parties as follows:

1.	Introduction

1.1.	The preamble of this agreement and its appendixes are an integral part hereof.

1.2.	It is hereby clarified that all the terms defined in the Option Plan are also valid in this agreement, unless it was otherwise defined in the body of the agreement itself.

2.	The Grant of Options

The Company undertakes to grant to the Offeree 1,903,796 options, which are convertible into 1,903,796 ordinary shares without a par value each of the Company, according to the provisions of section 102 of the Ordinance under a “capital gains” route and this is according to the terms set forth hereafter:

2.1.	The options shall be granted to the Offeree immediately after signing this agreement and subject to the approval of the board of directors and the general meeting of the Company’s shareholders.

2.2.	The options shall be granted to the Offeree without consideration wherein the vesting period of the options shall be as set forth hereafter:

2.2.1.	543,942 options shall vest on the date the shares of the Company are listed for trade in a Stock Exchange in the United States, and subject to the Offeree continuing to serve as the chairman of the board of directors of the Company at that time (it is clarified that to the extent that the Offeree shall resign from his position as chairman of the board of directors of the Company the Offeree shall receive the pro rata share for this period. To the extent that the Offeree shall be dismissed from his position in the Company the Offeree shall be entitled to exercise the options into shares of the Company).

2.2.2.	543,942 options shall vest 6 months after the Company’s shares are listed for trade in a Stock Exchange in the United States, and subject to the Offeree continuing to serve as chairman of the board of directors of the Company at that time (it is clarified that to the extent that the Offeree shall resign from his position as chairman of the board of directors of the Company, the Offeree shall receive the pro rata share for this period. To the extent that the Offeree shall be dismissed from his position in the Company the Offeree shall be entitled to exercise the options into shares of the Company).

2.2.3.	543,942 options shall vest after the Company shall complete raising capital of 5 million U.S. Dollars (in the aggregate) when the sums raised shall be considered for the purpose of this section as fund that the Company shall raise against issuing shares in the Company from the date of signing this agreement and subject to the Offeree continuing to serve as chairman of the board of directors of the Company at that time (it is clarified that to the extent that the Offeree shall resign from his position as chairman of the board of directors of the Company, the Offeree shall receive the pro rata share for this period. To the extent that the Offeree shall be dismissed from his position in the Company the Offeree shall be entitled to exercise the options into shares of the Company).

2.2.4.	271,970 options shall vest after the Company shall complete raising capital of 7.5 million U.S. Dollars (in the aggregate) when the sums raised shall be considered for the purpose of this section as fund that the Company shall raise against issuing shares in the Company from the date of signing this agreement and subject to the Offeree continuing to serve as chairman of the board of directors of the Company at that time (it is clarified that to the extent that the Offeree shall resign from his position as chairman of the board of directors of the Company, the Offeree shall receive the pro rata share for this period. To the extent that the Offeree shall be dismissed from his position in the Company the Offeree shall be entitled to exercise the options into shares of the Company).

2.3.	Notwithstanding the aforesaid, to the extent that the Offeree is dismissed from the Company, for one of the causes set forth hereafter before the date that any of the portions of options have vested set forth above, the Offeree shall not be entitled to exercise the options that have not yet vested:

2.3.1.	The Offeree was charged with committing a criminal and shameful offense.

2.3.2.	The Offeree abused his office or breached his fiduciary duty towards the Company;

2.3.3.	The Offeree went into bankruptcy proceedings.

2.3.4.	The Offeree died and/or lost his legal competency and/or lost his work capacity for a period that exceeds 45 days. Notwithstanding the aforesaid in this section 2.3.4, it is agreed that the Offeree shall be entitled to exercise all the options that have vested up to that time, including the relative share of the options that vested until that period.

2.4.	It is agreed that the options that will not vest within 4 years after signing this agreement shall expire and they shall not be valid.

2.5.	The exercise price: the Offeree will not pay the Company for exercising the options into shares of the Company.

2.6.	The period in which the Offeree shall be allowed to exercise the options is in accordance with the terms of the Option Plan (hereinafter: the “Option Period” or the “Exercise Period”), in other words, at the end of seven years after their grant to the Offeree or to the trustee for the same Offeree, subject to the provisions in this agreement. If the Offeree does not exercise the options during this period, the options shall expire and they will not grant the Offeree any right and the Offeree will not have any claim and/or lawsuit and/or demand against the Company.

2.7.	It is agreed that the other option terms, including but not only, adjustments to the options, exercise of the options, limiting transferability of the options and/or the exercise shares etc… were determined in the Option Plan of the Company including the updates by its virtue, that were adopted and approved by the Company’s board of directors (hereinafter: the “Option Plan”), that is attached hereto as appendix A of this agreement.

3.	Depositing the Options at the Trustee

3.1.	It is hereby clarified that this option agreement is subject to the Option Plan of the Company and any update by its virtue and subject to the Option Plan and section 102 of the ordinance, the options that shall be granted to the Offeree in accordance with this agreement shall be held by the trustee, Meitav Dash Trustees Ltd. (hereinafter the “Trustee”).

3.2.	The Offeree must adhere to the provisions of the Income Tax Ordinance and the rules arising from it, the Option Plan, the terms of the Trust Agreement that was executed between the Company and the trustee, as required according to the provisions of section 102 of the Ordinance, that is attached hereto as appendix B (hereinafter the “Trust Agreement”). The Offeree hereby expresses his consent to the provisions in the Option Plan and the Trust Agreement that was signed between the Company and the trustee and he agrees to be subject to their provisions.

3.3.	The trustee shall hold the options, or the shares that shall be issued after the exercise of the options by the Offeree, for the entire restriction period until the required deductions are made, as mentioned in the plan.

3.4.	With respect to the “102 Options in a Route with a Trustee”, the Offeree hereby declares that he is aware of the provisions of section 102 of the Ordinance and that he shall meet all the terms of section 102 of the Ordinance and the tax route that applies to him and that he shall notify the trustee of any change that can cause a breach of section 102 of the Ordinance.

3.5.	The Offeree hereby agrees to sign any of the documents that the Company or trustee shall determine that they are required for compliance with the provisions of the Income Tax Ordinance in general, and the rules in particular, and according to the provisions of any law.

4.	Tax Implications

4.1.	It is agreed that the Offeree only shall bear all the tax results arising from the grant of the options and/or their exercise into shares and/or part of them in the framework of the Option Plan, sale or transfer of the shares or from any event or action (of the Company and/or of the trustee and/or of the Offeree), that are connected to the grant of the options and/or their exercise into shares of the Company or part of them that were issued by virtue of the Option Plan.

4.2.	It is agreed that before issuing the shares to the Offeree, the Offeree shall pay any tax that applies for issuing and/or exercising the options in the Company’s shares. For the sake of avoiding doubt, the Company is not required to transfer shares in the name of the Offeree as long as he actually paid the Offeree all the payments that he owes according to the provisions of this agreement and/or according to the provisions of any law and he transferred proof to them of payment.

4.3.	The Company and/or the trustee shall deduct tax as required according to the Income Tax Ordinance and according to any law, regulations and rules that apply, including withholding tax. The Offeree agrees to indemnify the Company and/or the trustee, and exempt them from any liability for the payment of any tax, penalty or interest, including, and without limiting the generality of the aforesaid, any expense or payment that is connected to the duty to deduct withholding tax from any payment that was paid to the Offeree or for any action that is connected in the issuance of the options.

4.4.	The Offeree hereby confirms that he is aware that receiving the options and/or receiving the shares according to the exercise notice that shall be given by him according to the provisions of this agreement and/or the Option Plan or payment of the exercise price according to the provisions of this agreement could lead to the imposing of tax on the Offeree. The Offeree confirms that he was advised to consult with a tax consultant regarding the tax liabilities that he could be exposed to for this agreement and/or for performing any of its provisions.

5.	Condition Precedent

In accordance with the provisions of the Companies Law, 5759 – 1999, this agreement shall come into force, including the issuance of the options to the Offeree provided that this has received the approval of the following organs: (a) approval of the Company’s board of directors; (b) approval of the meeting of the shareholders of the Company.

6.	Terminating Condition

If the Company is not listed for trade within 12 months after signing this agreement, the options shall not vest and this agreement shall be immediately terminated.

7.	Miscellaneous

7.1.	No obligation to exercise the option. Receiving the options by virtue of this agreement does not require the Offeree to exercise the option.

7.2.	Confidentiality. The Offeree shall refer to this agreement and to all of its appendixes as confidential material and he shall not disclose its content to any person, unless this is required according to law or for receiving a legal opinion or tax opinion.

7.3.	The continuation of employment or providing services. No provision in this agreement or in the Option Plan may be interpreted as an undertaking and/or consent by the Company and/or associated Company to continue the employment of the Offeree or to restrict the Company’s right and/or the right of an affiliated Company to terminate the Offeree’s employment or its contractual engagement with the Offeree at any time according to its sole discretion and in accordance with the law.

7.4.	The full agreement. Subject to the terms of the Option Plan, this agreement including its appendixes constitutes the full agreement between the Company and the Offeree regarding the options granted by this agreement and it prevails over any prior agreement, arrangement and/or understanding, whether in writing or orally, between the Offeree and the Company, regarding the issues included in the Option Plan.

7.5.	Refraining from enforcement – is not a waiver. A party refraining from enforcing any term of this option agreement or Option Plan shall not be regarded as a waiver of this term or another.

7.6.	The terms of the Option Plan. The options by virtue of this agreement were granted subject to the Option Plan and they are subject to the terms of the Option Plan. Any interpretation that shall be given to this agreement shall be made in accordance with the terms of the Option Plan, however in the event of a contradiction between the provisions of this option agreement and the provisions of the Option Plan, the provisions of this option agreement shall prevail.

7.7.	Notices. Any notice according to this agreement or the plan shall be given in writing and it shall be given by mail, electronic mail, facsimile, with a certificate of delivery. The Offeree must notify the Company in writing of any change of his address, and the Company shall notify to the Offeree of any change of its address by sending a notice to the address mentioned above.

7.8.	The Offeree hereby declares that he has read the Option Plan, the Trust Agreement and this agreement and he agrees to all of their terms, their limits and all the terms of the options granted to him by virtue of this agreement. The Offeree undertakes to notify the Company regarding a change in his address as mentioned above.

7.9.	By their signatures the Offeree and the Company confirm that the options shall be granted subject to the provisions of (1) this option agreement, (2) the Option Plan, a copy of which, and its updates, was given to the Offeree or that he was given the opportunity to review it (3) section 102 of the Income Tax Ordinance [New Version] 1961, and the rules arising by its virtue and (4) the Trust Agreement a copy of which was given to the Offeree or that he was given the opportunity to review it. Moreover by the Offeree’s signature hereafter the Offeree confirms that he agrees that the options were granted to the trustee who shall hold them in trust in favor of the Offeree, subject to the terms of the Ordinance, the rules and the Trust Agreement.

7.10.	In addition, by his signature hereafter, the Offeree confirms that he is familiar with the terms and provisions of section 102 of the Ordinance, and he agrees that he shall not demand the trustee to release to him the options or the shares or sell the option or shares to any third party, for the restriction period, unless he is entitled to do so according to law and subject to the terms of the Option Plan.

And in witness whereof the parties have signed in the place and time stated in the preamble of this agreement:

/s/ Ofer Amir /s/ Gal Erez	/S/ Yair Ramati

The Company	The Offeree

L & S. Light and Strong Ltd.	Yair Ramati